Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arch Chemicals, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-71721, 333-54098, 333-133815, 333-133816, 333-159307, 333-170457, and 333-170458) on Form S-8 of Arch Chemicals, Inc. of our report dated February 23, 2011, with respect to the consolidated balance sheets of Arch Chemicals, Inc. and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Arch Chemicals, Inc.

/s/ KPMG LLP

Stamford, Connecticut

February 23, 2011